Exhibit 10.4

THIS SENIOR SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

SENIOR SECURED PROMISSORY NOTE

Delivered in New York, New York March 29, 2010	$5,000,000 (Subject to adjustment as provided herein)

THIS SENIOR SECURED PROMISSORY NOTE (this “Note”) is issued by FUND.COM, INC., a Delaware corporation (the “Maker” or “FNDM”).  This Note is the “Reset Note”, as that term is defined in the securities purchase and restructuring agreement dated March 29, 2010 (the “Purchase Agreement”) among the Maker, WESTON CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Company”), PBC-WESTON HOLDINGS, LLC, a Delaware limited liability company “PBC”); ALBERT HALLAC, an individual (“A Hallac”), and those other Persons who have executed the Purchase Agreement in their capacity as “Members” of the Company (together with A. Hallac, the “Hallac Members”).  Unless otherwise defined herein, all capitalized terms used in this Note shall have the meanings given to them in the Purchase Agreement.

1.   PROMISE TO PAY.  FOR VALUE RECEIVED, on March 31, 2015 (the “Maturity Date”), or sooner in accordance with the provisions of this Note, the Maker promises to pay to the order of each of the Hallac Members or any subsequent Holder(s) of this Note, in pro-rata amounts based upon  the percentage by which (a) the Percentage Interests in the Company sold to the Maker by each Hallac Member pursuant to the Purchase Agreement, as set forth in column (3) of the Schedule of Members, bears to (b) the Percentage Interests in the Company of all of the Hallac Members that were sold pursuant to the Purchase Agreement, as set forth in column (3) of the Schedule of Members, in lawful money of the United States and immediately available funds at any address of the Holders, the sum of Five Million Dollars ($5,000,000), or such greater or lesser amount as shall be equal to the “Holders Aggregate Percentage Interest” (as hereinafter defined) in the “Fair Market Value” (as defined) of the Company as at each “Reset Date,” as hereinafter defined (collectively, the “Principal Amount”).

2.   DEFINITIONS.  As used in this Note, the term:

“Business Day” shall mean any day of the week other than Saturday and Sunday or any other day when national banking institutions in New York, New York are not open for business.

“Fair Market Value” shall mean the fair market value of 100% of the issued and outstanding Percentage Interests in the Company, as a going concern and after adding back (i) any cash distributions made to Hallac Members during the term of this Note pursuant to Section 7.1 of the Operating Agreement, and (ii) any Indebtedness incurred from and after the date hereof by the Company and any of its Subsidiaries, as at any applicable Reset Date, in connection with a Mandatory Prepayment and Conversion or Optional Prepayment and Conversion, as provided herein, in each case, as shall be determined jointly by the Maker and the applicable Hallac Member(s) or Holder(s); provided, that if the Maker and the applicable Holder(s) are unable to reach agreement within ten (10) calendar days after the occurrence of any Prepayment and Conversion Notice or the Maturity Date, such fair market value shall be determined within twenty (20) Business Days after the tenth (10th)

day following the date of the Prepayment and Conversion Notice by an independent appraiser jointly selected by the Maker and the applicable Holder(s); and each of Maker and the Holder’s Representative hereby agree that Kidron Corporate Advisors is acceptable as an independent appraiser.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be shared equally by the Maker and the applicable Holder(s).  All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.  The Maker and the Company shall cause to be delivered to the Holder(s) and the Maker an appraisal of the Fair Market Value as of each applicable Reset Date by Kidron Corporate Advisors or such other appraiser jointly selected by the Maker and the applicable Holder(s), on the first Business Day of March for each of the Reset Dates.

“Holder(s)” shall mean and include the Hallac Members and any transferee, assignee or successor of the Holders, subject to the restrictions set forth at the beginning of this Note.

“Holders Aggregate Percentage Interests” shall mean an aggregate of Fifty and Nine-Tenths Percent (50.9%) of all Percentage Interests in the Company that is allocable to all of the Hallac Investors and/or all other Holder(s) of this Note; which aggregate Fifty and Nine-Tenths Percent (50.9%) percentage interest shall be subject to pro-rata dilution or adjustment in the event and to the extent that any additional Membership Interests representing Percentage Interests in the Company are issued following the Closing Date in accordance with this Note, whether through the admission of new members or the payment of dividends or distributions in Members Interests.

“Holders Representative” shall mean A. Hallac, or in the event of his death or inability to serve, Keith Wellner or such other person designated in writing by A. Hallac.

"Indebtedness" means (a) the principal, premium (if any), interest and related fees and expenses (if any) in respect of (i) Indebtedness for money borrowed and (ii) Indebtedness evidenced by notes, debentures, bonds or other similar instruments, (b) all obligations in respect of outstanding letters of credit, acceptances and similar obligations, (c) that portion of obligations with respect to capital leases not entered into in the ordinary course of business and properly accounted for as a liability, (d) any obligation owed for all or any part of the deferred purchase price of property or services except  for trade liabilities incurred in the ordinary course of business in accordance with customary practices, and (e) a guaranty of any of the obligations described in clause (a) or (b) of this definition.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following:  (i) such Person shall be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, (v) such Person shall take any corporate or similar act in furtherance of any of the foregoing or (vi) such Person, or a substantial portion of its property, assets or business shall become the subject of an involuntary proceeding or petition for (A) its dissolution, liquidation or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (I) such proceeding shall not be dismissed or stayed within sixty days or (II) such receiver, trustee, custodian or liquidator shall be appointed.

“Operating Agreement” shall mean the Fifth Amended and Restated Operating Agreement of the Company, dated of even date herewith.

“Person” means: (i) any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated association, (ii) any court or other governmental authority or (iii) any other entity, body organization or group.

“Prepayment and Conversion Notice” shall mean any written notice given by any one or more Holder(s) of a Mandatory Prepayment and Conversion of all or part of this Note (as provided in Section 4.2 below), or by FNDM in connection with a permitted Optional Prepayment and Conversion of this Note (as provided in Section 4.3 below).

“Purchase Agreement” shall mean the Securities Purchase and Restructuring Agreement, among the Company, the Maker PBC-Weston Holdings, LLC and the Hallac Members, dated as of March 15, 2010.

“Reset Date” shall mean, as applicable, March 31, 2013 (the “First Reset Date”), March 31, 2014 (the “Second Reset Date”, March 31, 2015 (the “Third Reset Date”), or any other date (including those set forth in Section 4.3 and Section 4.5 below) based on which the Fair Market Value of the Company shall be calculated.

“Restricted Payment” shall mean, except for distributions as provided in the Operating Agreement, the payment or distribution of any cash amounts from the Company to FNDM or any Affiliate of FNDM (other than the Company) in any amount in excess of $100,000 during any consecutive twelve (12) month period ending March 31st commencing with the twelve months ending March 31, 2011 (each an “Anniversary Year”), until the entire Principal Amount of this Note shall have been paid in full.

“Sale of Control” shall mean any transaction or series of related transactions involving the sale of all or substantially all of the assets or equity securities of FNDM, whether by asset sale, sale of securities, merger, tender offer, consolidation or like combination, as a result of which the ability to elect the members of the board of directors of FNDM shall no longer be vested in the holders of a majority of the voting shares of capital stock of FNDM immediately prior to consummation of such transaction.

“Securities Exchange” shall mean any one of the FINRA OTC Bulletin Board, the NASDAQ Stock Exchange, the NYSE: Amex Exchange or the New York Stock Exchange, or on any recognized European or Asian stock exchange.

“Subsidiary” means any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Maker and/or any of its other subsidiaries.

“VWAP” shall mean the volume weighted average closing prices of the Class A Common Stock of FNDM, as traded on a Securities Exchange for the twenty (20) consecutive trading days immediately prior to the date of calculation of any such shares of Class A Common Stock.

3.   INTEREST.

3.1           Subject to Section 3.2 of this Note, the Maker shall pay annual interest (calculated on the basis of a 360-day year for the actual number of days of each year) on the outstanding unpaid portion of the Principal Amount of this Note (the “Outstanding Principal Amount”) on each of March 31, 2011, March 31, 2012, March 31, 2013, March 31, 2014 and on the Maturity Date (each an “Interest Payment Date”) at a rate equal to four (4%) percent per annum; provided, however, that until the First Reset Date the aggregate Outstanding Principal Amount for purposes of this Section 3.1 shall be deemed to be Five Million Dollars ($5,000,000).  Unless otherwise approved in advance by the Holders Representative, all Interest Payments shall be paid in cash.

3.2           From and after the occurrence or existence and during the continuation of any Event of Default (as defined below), the rate of interest referred to in Section 3.1 of this Note shall be increased to eight percent (8%) per annum (the “Penalty Interest”); which Penalty Interest shall be due and payable from the occurrence or existence of such Event of Default and shall continue until the earlier of the date on which (a) such Event of Default is cured or waived, or (b) the entire Outstanding Principal Amount of this Note shall be paid in full..

3.3           In no event shall interest payable under this Note be payable at a rate in excess of the maximum rate permitted by applicable law.  Any amount deemed to be in excess of such maximum rate of interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Holder, shall be refunded to the Maker, it being the intention of the Holders and the Maker that such interest not be payable at a rate in excess of such maximum rate.

4.   PAYMENTS OF PRINCIPAL AMOUNT; PREPAYMENTS AND CONVERSIONS.

4.1           Payment of Principal Amount. The original Five Million ($5,000,000) Dollar original Principal Amount of this Note), or such greater or lesser amount of the Holders Aggregate Percentage Interests in the Fair Market Value of the Company as at each Reset Date, shall be payable as follows:

(a)           at any time on or before, but in no event later than, 5:00 p.m. (New York City time) on May 31, 2010, time being of the essence (the “Installment Payment Date”), the Maker shall pay or cause to be paid to the Holders (in such pro-rata amounts as among the Holders shall be specified by the Holders Representative) the sum of Two Million Four Hundred and Fifty Thousand ($2,450,000) Dollars (the “Installment Payment”); which Installment Payment shall reduce the Outstanding Principal Amount, dollar for dollar, for purposes of this Article 4; and

(b)           the then entire outstanding balance of this Note shall be due and payable in full at the Maturity Date, or sooner in the event of any one or more Mandatory Prepayment and Conversion(s) provided in Section 4.2 or any Optional Prepayment and Conversion provided in Section 4.3 below.

4.2           Mandatory Prepayment and Conversion.

(a)           Commencing on the First Reset Date and, and at any time on each subsequent Reset Date, the Holders of the majority of the Holders Aggregate Percentage Interest in this Note (the “Majority-in-Interest”) shall have the right (but not the obligation) by delivery of a Prepayment and Conversion Notice to FNDM, to have all or any portion of the then applicable Outstanding Principal Amount of this Note, as calculated pursuant to Section 4.2(b) below,  prepaid (each a “Mandatory Prepayment and Conversion”).

(b)           The Outstanding Principal Amount of this Note subject to such Mandatory Prepayment and Conversion shall be reset and calculated based upon the product of multiplying (i) the then applicable Holders Aggregate Percentage Interest then being prepaid and converted pursuant to such Prepayment and Conversion Notice, by (ii) the Fair Market Value of all Percentage Interests in the Company as at the applicable Reset Date (the “Prepayment and Conversion Amount”).

(c)           In the event of any such Mandatory Prepayment and Conversion, the Prepayment and Conversion Amount shall be paid by FNDM shall be not later than twenty (20) Business days following the date of calculation of the applicable Prepayment and Conversion Amount (each a “Mandatory Prepayment and Conversion Date”), as follows:

(i)           an amount equal to Twenty-Five Percent (25%) of the then applicable Prepayment and Conversion Amount shall be paid in cash by wire transfer of immediately available funds to a bank account determined by the Holders Representative; and

(ii)           an amount equal to Seventy-Five Percent (75%) balance of the then applicable Prepayment and Conversion Amount (the “Prepayment Balance”) shall be represented and paid by FNDM in the form of shares of freely tradable FNDM Class A Common Stock (each a “FNDM Conversion Share” and collectively, the “FNDM Conversion Shares”), with the aggregate number of FNDM Conversion Shares to be equal to the quotient resulting from dividing (A) the Prepayment Balance, by (B) a price per share of FNDM Class A Common Stock equal to Ninety Percent (90%) of the VWAP as at the applicable Reset Date (the “Reset Date Per Share Price”).

4.3           Permitted Optional Prepayment and Conversion.In the event (and only in the event) that at any time through and including the Maturity Date, A. Hallac is no longer employed by the Company due to his death, resignation or termination for “Cause” or “Permanent Disability,” as those terms are defined in his employment agreement with the Company (each a “Termination Event”), then and in such event, FNDM shall have the right (but not the obligation) within ninety (90) days thereafter to repay and convert all and not less than all of this Reset Note, upon the same terms and conditions and in accordance with the provisions set forth in Section 4.2 above; provided, that solely for purposes of its exercise of its optional prepayment and conversion right set forth in this Section 4.3, the Reset Date for determining the Fair Market Value and the Reset Date Per Share Price shall be deemed to be the last day of the month in which such Termination Event shall have occurred.

4.4           No Other Prepayments or Conversions. Except for (a) Restricted Payments, to the extent permitted and paid in accordance with Section 7.14 below, (b) as otherwise provided in Section 4.2 and Section 4.3 above, or (c) at the request of FNDM and with the consent of the Holders Representative, this Reset Note may not be prepaid or converted prior to the Maturity Date.

4.5           Payment on Maturity Date. On the Maturity Date, the Maker shall pay the entire then Outstanding Principal Amount of this Note in full in the same manner as is set forth in Section 4.2 of this Note, in which case, the Reset Date shall be the March 31, 2015 Maturity Date and the Reset Share Per Share Price shall be calculated based on such Reset Date.

4.6           Extension of Maturity Date.  If on the March 31, 2015 Maturity Date of this Note (a) A. Hallac shall then continue to be employed on a full-time basis as the senior executive officer and managing member of the Company, and (b) no portion of the Principal Amount has been subject to mandatory prepayment, as provided in Section 4.2 above, then and in such event, at the option of A. Hallac, he may elect by written notice to FNDM given not later than March 15, 2015 to extend the Maturity Date of up to Twenty Percent (20%) of the Principal Amount (as calculated based on the Fair Market Value of the Company as at the Maturity Date) to a date which shall be not later than the earlier to occur of (x) March 31, 2017, or (y) the occurrence of any Termination Event.

4.7           Authority of Holders’ Representative.Unless otherwise determined by the Majority-in-Interest, the method and timing of all payments and prepayments of this Note pursuant to this Section 4 shall be determined by the Holder’s Representative.

5.   LIQUIDITY RIGHTS.

5.1           Notwithstanding anything to the contrary contained in this Article 5 or elsewhere in this Note, each Holder of FNDM Conversion Shares acquired pursuant to the provisions of Article 4 above shall have the absolute right to effect any public or private sale of such Conversion Shares at any time or from time to time following the receipt thereof; provided that any such sale(s) shall be in compliance with applicable federal and state securities laws.

5.2           To the extent that any FNDM Conversion Shares have not been previously sold by any Holder in accordance with Section 5.1 above, subject at all times to the provisions of Section 5.5 of this Note, any one or more Holder(s) shall have the right, but not the obligation (the “Liquidity Right”), upon written notice to FNDM (the “Liquidity Notice”), given not later than thirty (30) days prior to the applicable “Liquidity Date” (defined below), to cause FNDM to either (a) repurchase and redeem such FNDM Conversion Shares, or (b) to arrange for a third party to purchase such FNDM Conversion Shares; in either event only to the extent of that percentage and number of FNDM Conversion Shares previously issued to such Holder(s) that are reflected in Section 5.3 below (each, the “Liquidity Shares”).  On each occasion that such Liquidity Right is exercised, such Liquidity Shares shall be purchased or resold, at a price per share which shall be equal to either (i) the Reset Date Per Share Price, or (ii) if more than one conversions of this Note were made by the Holder, the weighted average of the Reset Date Per Share upon which the FNDM Conversion Shares were originally issuable (the “Liquidity Per Share Price”).

5.3           The foregoing Liquidity Right shall be available to each Holder(s):

(a)            on a date that shall be six (6) months after each applicable Reset Date (the “First Liquidity Date”), in an aggregate amount of Liquidity Shares as shall represent up to (but not in excess of) Thirty-Three and one-third Percent (33-1/3%) of the number of FNDM Conversion Shares held by to each Holder;

(b)            on a date that shall be twelve (12) months after each applicable Reset Date (the “Second Liquidity Date”), in an aggregate amount of Liquidity Shares as shall represent up to (but not in excess of) Thirty-Three and one-third Percent (33-1/3%) of the number of FNDM Conversion Shares held by each Holder; and

(c)           on a date that shall be eighteen (18) months after each applicable Reset Date (the “Third Liquidity Date”), in an aggregate amount of Liquidity Shares as shall represent up to (but not in excess of) Thirty-Three and one-third Percent (33-1/3%) of the number of shares of FNDM Conversion Shares held by each Holder.

To the extent that a Liquidity Notice shall not be timely given prior to any of the above three (3) applicable Liquidity Dates, as aforesaid, the applicable Holder shall forfeit his or its right to exercise his or its Liquidity Rights on such Liquidity Date; provided, that all such Liquidity Rights shall be cumulative and may be added to the Liquidity Rights available to such Holder on the next applicable Liquidity Date.

5.4            Subject at all times to the provisions of Section 5.5 below, FNDM shall pay or cause to be paid to each Holder exercising his or its Liquidity Rights the applicable price for such Liquidity Shares as shall be equal to the product of multiplying the applicable Liquidity Per Share Price by the applicable number of Liquidity Shares then subject to the Liquidity Right (the “Repurchase Price”) on a date which shall be not later than sixty (60) days following the date of the Liquidity Notice.  All such payments shall be by wire transfer of immediately available funds to one or more bank accounts designated by the Holder(s), against delivery of the applicable number of Liquidity Shares duly endorsed in blank for transfer by the Holder(s).

5.5            Notwithstanding anything to the contrary contained in this Section 5 or elsewhere in this Note, unless otherwise agreed or requested by FNDM, as at any or all of the First Liquidity, Date, Second Liquidity Date or Third Liquidity Date (each a “Liquidity Date”),  the Holder(s) of the Liquidity Shares shall first sell or offer to sell on such applicable Liquidity Date all of such Liquidity Shares on the Stock Exchange through a brokers or directed sale transaction (a “Market Sale”), and FNDM shall only be liable to pay to such Holder exercising his or its Liquidity Right a cash amount equal to the difference between (i) the Repurchase Price, less (ii) the gross proceeds (before customary brokers commissions) that was paid to or would have been payable to such Holder(s) from such Market Sale.

6.   SECURITY.Payment of the Outstanding Principal Amount of this Note and all interest accrued hereon is secured by a pledge to the Hallac Members of Members Interests certificates evidencing all of the Holders Aggregate Percentage Interests in the Company (the “Pledged Securities”), subject to release thereof as this Note shall be prepaid in accordance with Section 4.2 and Section 4.3 above, all as set forth in the pledge agreement, dated of even date herewith, among FMDM, as pledgor, the Hallac Members as secured parties, and Zukerman, Gore, Brandeis & Crossman, LLP, as the collateral agent (the “Pledge Agreement”).

7.   MAJOR ACTIONS.  For so long as any Principal Amount of this Note shall remain unpaid and issued and outstanding, FNDM shall not directly or indirectly take any of the following actions affecting the Company, without the prior written consent of either (a) the Majority-In-Interest, or (b) the Holders Representative:

7.1           Any act to cause the Company to be other than a Delaware (i) limited liability company, (ii) limited partnership or (iii) partnership;

7.2           Any changes to the Fifth Amended and Restated Operating Agreement of the Company or any other the Company organizational documents;

7.3           Any agreement that would cause any Member, executive officer or Manager of the Company to become personally liable for or guarantee the debts of the Company or that is nonrecourse to any Member, executive officer or Manager, except for liability or recourse that is pursuant to customary carveouts for real estate financing;

7.4           Any change in the fundamental nature of the business of the Company;

7.5           Any material deviation from any permitted fund investments;

7.6           Causing or permitting the Company to merge or consolidate with another entity;

7.7           The sale of control of the Company by way of sale of a majority of the issued and outstanding equity interests in the Company, or all or substantially all of its assets (“Sale of Control”);

7.8           The dissolution, termination or liquidation of the Company or any Company Subsidiary;

7.9           Any deviation by more than 10% of the annual budget as approved by Board of Managers;

7.10           The commencement, settlement or other disposition of a material litigation matter or claim involving amounts in issue of $500,000 or more;

7.11           The issuance of any new Members Interests (including any management incentive equity) or any debt or other instruments convertible into or exercisable for any the Company equity interests;

7.12           The admission of any Person as a Member of the Company;

7.13           Except for the Restricted Payments in compliance with Section 7.14 below, the payment of any distributions in respect of the Company Members Interests in excess of $100,000 per annum;

7.14           The making of any Restricted Payment, unless simultaneous therewith an amount equal to 50.9% of each Restricted Payment shall be paid in cash to the Hallac Members, as provided in Section 1.5(b)(iii) of the Purchase Agreement;

7.15          The incurrence of any additional Indebtedness for borrowed money by the Company or any of its Subsidiaries in excess of $500,000, individually or in the aggregate;

7.16           The entry into any material contract defined as a contract under which the Company or its subsidiaries is obligated to pay annual consideration or incur liability in excess of $500,000 per annum;

7.17           Except for the payment of administration and management fees of up to $100,000 in any one or more Anniversary Years to FNDM, as provided in the Purchase Agreement, the entry into transactions with FNDM or any Affiliates of FNDM, other than as expressly permitted in the Operating Agreement;

7.18           The acquisition of any business in direct competition with the business of the Company, which in all instances must be effected by, through and for the benefit of WCM in its capacity as a subsidiary of FNDM;

7.19           The sale or any other disposition of substantially all of the assets or equity securities of any Subsidiary of the Company whose revenues and net profits before taxes equal or exceed 10% of the consolidated revenues and net profits before taxes of the Company (a “Significant Subsidiary”); or

7.20.           The termination of the existing Company management and employment agreements with Jeffrey Hallac, Keith Wellner and Marcel Herbst for any reason other than their death, permanent disability or for Cause, as defined therein.

8.   EVENTS OF DEFAULT.

8.1           The occurrence and continuation of any of the following events shall constitute an “Event of Default” under this Note.

(a)           FNDM defaults in the payment when due of the Installment Payment, time being of the essence (an “Installment Payment Default”); or

(b)           FNDM defaults in any other payment other than the Installment Payment (it being expressly understood and agreed that a default in the payment when due of the Installment Payment shall be governed by the provisions of Section 8.1(a) above, and that there shall be no notice or (absent written notice from A. Hallac to the contrary) cure with respect to an Installment Payment Default) the balance of the Outstanding Principal Amount of this Note, or any interest, Default Interest or other amount payable pursuant to this Note (a “Non-Installment Payment Default”) and any such Non-Installment Payment Default shall continue for more than ten (10) Business Days;

(c)           FDMN fails to perform any of its obligations under Article 5 hereof for so long as any Hallac Member beneficially owns any FNDM Conversion Shares, which provision shall expressly survive the payment in full of the Note;

(d)           FNDM shall breach any of its material representations and warranties or shall fail to perform any of its material covenants and agreements under the Purchase Agreement, the Pledge Agreement or Operating Agreement (including the distribution provisions thereof), and any such breach (if capable of cure) or failure to perform is not cured to the reasonable satisfaction of A. Hallac within ten (10) Business Days following receive of notice of such breach or failure to perform; or

(e)           there shall occur or exist any Insolvency Event involving FNDM or the Company;

(f)           the lien and security interest in the Pledged Securities ceases to be validly perfected, first priority lien and security interest under the Pledge Agreement;

(g)           one or more judgments involving amounts in excess of $5,000,000 shall be entered against FNDM which shall not be appealed or bonded within fifteen (15) days of entry;

(h)           the termination of the existing Company management and employment agreement with A. Hallac, for reason other than his death or resignation, his Permanent Disability or a termination for Cause, as defined therein;

(i)           any injunction or other restraint by any court or governmental authority on any material portion of FNDM businesses unrelated to the business of the Company; which injunction or restraint shall not be appealed or bonded within thirty (30) days of entry; or

(j)           a violation or breach by FNDM of any of the covenants involving Major Actions   set forth in Section 7 of this Note, which violation or breach is not cured to the reasonable satisfaction of the Majority-in-Interest within thirty (30) days of its occurrence;

(k)           a default by FNDM in the payment of any indebtedness for money borrowed or related obligations owed to any one or more third parties (“Third Party Indebtedness”) in an amount (individually or in the aggregate) that shall be in excess of $1,000,000, and which default shall result in (A) the acceleration of such Third Party Indebtedness, and (B) the commencement of legal proceedings or other collection efforts on the part of the holder(s) to collect the same;
(l)           the failure of FNDM to cause the shares of its Class A Common Stock to be listed on the FINRA OTC Bulletin Board, the NYSE:Amex Exchange, the Nasdaq Stock Market or any other national securities exchange in the United States for so long as any Hallac Member beneficially owns any FNDM Conversion Shares, which provision shall expressly survive the payment in full of the Note;

(m)           any action or failure to act by FNDM or its designees on the Board of the Company that is taken by or on behalf of the Company and which causes the Company or any of its Subsidiaries to lose any of their respective registrations, licenses, permits or authorizations to operate their business that are granted by an federal, state, or local governmental authority or any self regulatory authority or result in a violation of any rules or regulations promulgated by any such authority; or

(n)           the consummation of a Sale of Control.

8.2           Upon or at any time after the occurrence and during the continuation of any Event of Default, after any applicable notice and cure periods, if any (it being expressly understood and agreed that with respect to the Installment Payment Default, time is of the essence and there shall be no notice and cure period), the Majority-in-Interest shall have the right to either (a) accelerate payment of the Outstanding Principal Amount of this Note and all interest accrued hereon, or, (b) in lieu of such acceleration, to foreclose on the Pledged Securities under the Pledge Agreement and  have returned to the Holders all of the Pledged Securities that remain held under the Pledge Agreement.  In the event that the Majority In Interest elects to foreclose on the Pledged Securities under the Pledge Agreement, FNDM’s representatives on the Board of Managers of the Company shall automatically be deemed to have resigned and the Majority In Interest shall be entitled to appoint a majority of the replacement members of the Board of Managers.

9.   COSTS OF COLLECTION.  On demand by the Holder, the Maker shall pay each reasonable cost and expense (including, but not limited to, the reasonable and documented fees and disbursements of counsel, whether retained for advice, litigation or any other purpose) incurred by the Holder in endeavoring to (i) collect any of the Outstanding Principal Amount or any interest or other amount payable pursuant to this Note, (ii) preserve or exercise any right or remedy of the Holder pursuant to this Note or (iii) preserve or exercise any right or remedy of the Holder relating to, enforce or realize upon any collateral, subordination, guaranty, endorsement or other security or assurance of payment, whether now existing or hereafter arising or accruing, that now or hereafter secures the payment of or is otherwise applicable to any of the Outstanding Principal Amount or any interest or other amount payable pursuant to this Note and remaining unpaid (the “Collection Costs”).

10.   CHANGES AND WAIVERS.  No course of conduct pursued, accepted or acquiesced in, and no oral, written or other agreement or representation made, by or on behalf of the Holder in the future will change this Note or waive any right or remedy of the Holder under or arising as a result of this Note.  Any change in this Note or waiver of any right or remedy of the Holder under or arising as a result of this Note must be made in a writing signed by or on behalf of the Holder.

11.   GOVERNING LAW.  This Note shall be governed by and construed, interpreted and enforced in accordance with the law of the State of New York and, to the extent applicable thereto, the federal law of the United States, without regard to the law of any other jurisdiction.

12.   WAIVER OF TRIAL BY JURY.  FNDM AND EACH HOLDER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES EACH RIGHT THE BORROWER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS NOTE.

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IN WITNESS WHEREOF, the Maker has duly executed and delivered this Note this 29th day of March 2010.

FUND.COM, INC.

By:	/s/ Gregory Webster
Name: Gregory Webster
Title: Chief Executive Officer